Exhibit 99

Manning & Napier, Inc. Reports Third Quarter 2015

Earnings Results

FAIRPORT, NY, October 28, 2015—Manning & Napier, Inc. (NYSE: MN), (“Manning & Napier” or “the Company”) today reported 2015 third quarter results for the period ended September 30, 2015.

Summary Highlights

•	Economic net income, a non-GAAP measure, was $17.3 million, or $0.21 per adjusted share

•	Third quarter income before taxes was $24.7 million, inclusive of a one-time non-operating expense of $2.8 million for a change in amounts payable under the tax receivable agreement

•	Assets under management (“AUM”) at September 30, 2015 were $37.2 billion, compared with $43.1 billion at June 30, 2015

•	Revenue for the third quarter decreased 26% year-over-year and decreased 10% sequentially to $77.9 million

•	The Company’s Board of Directors declared a quarterly dividend of $0.16 per share of Class A common stock

Patrick Cunningham, Manning & Napier’s Chief Executive Officer, commented, “Our continuing emphasis has been on our investment approach and ensuring that enhancements to our execution are implemented appropriately. To that end, we have seen recent improvements in portfolio positioning and are confident that this will lead to improved long-term investment performance, though we did not see that through the volatility in the third quarter. During this transition, we are working even more closely with our clients and communicating with them on individual financial goals and how best to meet those needs. While we have seen some near-term contraction in our business as a result of client attrition, we continue to maintain meaningful franchise value in our long-term direct client base and investment products. We believe our adherence to a time-tested investment approach and high levels of client service will lead to positive business expansion in years to come with the positioning of our new asset class products and multi-asset-class products focused on the defined contribution marketplace.”

Third Quarter 2015 Financial Review

Manning & Napier reported third quarter 2015 revenue of $77.9 million, a decrease of 26% from revenue of $104.8 million reported in the third quarter of 2014, and a decrease of 10% from revenue of $87.0 million reported in the second quarter of 2015. The changes in revenue resulted primarily from changes in average AUM. Average AUM for the quarter was $40.2 billion, a 24% and 11% decrease from average AUM for the third quarter of 2014 and the second quarter of 2015, when average AUM was $53.0 billion and $45.3 billion, respectively. Revenue as a percentage of average AUM was 0.77% for the third quarter of 2015, compared to 0.78% for the third quarter of 2014 and 0.77% for the second quarter of 2015.

Beginning in 2015, economic income is equivalent to income before provision for income taxes. The Company completed the service and performance-based vesting of pre-initial public offering ownership interests in 2014 and as such, no longer records non-cash reorganization-related share based compensation expense. Refer to the Non-GAAP Financial Measures section below for additional details.

Operating expenses for the third quarter 2015 were $47.2 million, a decrease of $12.8 million, or 21%, compared with the third quarter of 2014 excluding non-cash reorganization-related share-based compensation, and a decrease of $6.0 million, or 11%, compared with the second quarter of 2015.

Compensation and related costs decreased by $6.2 million compared with the third quarter of 2014 excluding non-cash reorganization-related compensation and decreased by $3.8 million compared with the second quarter of 2015. The expense decrease in the current quarter compared to the third quarter of 2014 and second quarter of 2015 was primarily due to lower incentive compensation costs for our investment team and sales professionals resulting from investment performance and net client outflows during the respective periods. As a percentage of revenue, compensation and related costs for the third quarter of 2015 were 31%, compared with 29% for the third quarter of 2014 and 33% for the second quarter of 2015.

Distribution, servicing and custody expenses for the third quarter of 2015 decreased by $6.3 million, or 32%, compared with the third quarter of 2014, and $2.2 million, or 14%, compared with the second quarter of 2015, while average mutual fund and collective trust AUM decreased by 33% and 15% for the respective periods. Other operating costs decreased by $0.3 million, or 3%, compared with the third quarter of 2014, and was consistent with the second quarter of 2015.

Operating income was $30.7 million for the quarter, a decrease of $14.1 million, or 31%, from the third quarter of 2014 when excluding non-cash reorganization-related share-based compensation and a decrease of $3.1 million, or 9%, from the second quarter of 2015. Operating margin was 39% for the third quarter of 2015, compared with 43% for the third quarter of 2014 and 39% for the second quarter of 2015.

Non-operating loss was $6.0 million for the quarter, compared to non-operating loss of $1.2 million and $1.5 million reported in the third quarter of 2014 and second quarter of 2015, respectively. For the current quarter, non-operating loss includes a $2.8 million one-time expense related to an increase in amounts payable under the tax receivable agreement, as well as a net loss of $3.2 million on investments held by the Company to provide initial cash seeding for product development purposes. The increase in amounts payable under the tax receivable agreement results from a corresponding increase during the period in the Company’s expected tax benefits under the agreement.

As defined in the Non-GAAP Financial Measures section below, the Company used economic income for periods prior to the first quarter of 2015 and continues to use economic net income to provide greater clarity regarding the cash earnings of the business. On this basis, Manning & Napier reported third quarter 2015 income before taxes of $24.7 million compared with economic income of $43.6 million in the third quarter of 2014, a 43% decrease, and income before taxes of $32.3 million in the second quarter of 2015, a 23% decrease. Also for the third quarter of 2015, economic net income was $17.3 million, or $0.21 per adjusted share, compared with $26.9 million, or $0.31 per adjusted share, in the third quarter of 2014 and $20.3 million, or $0.24 per adjusted share, in the second quarter of 2015.

On a GAAP basis, net income attributable to the controlling and noncontrolling interests for the third quarter of 2015 was $26.3 million, compared with net income of $19.8 million in the third quarter of 2014 and net income of $30.2 million in the second quarter of 2015. GAAP net income attributable to the common shareholders for the third quarter of 2015 was $3.5 million, or $0.24 and $0.21 per basic and diluted share, respectively, compared to $0.4 million, or $0.03 per basic and diluted share, in the third quarter of 2014 and $3.5 million, or $0.24 and $0.23 per basic and diluted share, respectively, in the second quarter of 2015 and reflects the public ownership of the Company’s subsidiary, Manning & Napier Group, LLC. The remaining ownership interest is attributed to the other members of Manning & Napier Group, LLC.

Nine-months ended September 30, 2015 Financial Review

Manning & Napier reported 2015 year-to-date revenue of $255.3 million, a decrease of 17% from revenue of $307.1 million reported in 2014. The decrease in 2015 was consistent with changes in average AUM, which decreased by 16% over the prior year. Revenue as a percentage of average AUM was 0.77%, compared to 0.78% for the prior year.

Operating expenses for 2015 year-to-date were $153.0 million, a decrease of $24.6 million, or 14%, from 2014 excluding non-cash reorganization-related compensation. Compensation and related costs decreased by $13.8 million, or 15%, when compared to 2014. This decrease was primarily due to lower 2015 incentive compensation costs for our investment team and sales professionals resulting from investment performance and net client outflows during the respective periods. This decrease was partially offset by an increase in share-based compensation expense of $1.7 million when compared to 2014. This increase was primarily driven by the 2015 purchase of unvested pre-IPO ownership interests that were subsequently re-issued as Class A common stock as well as the 2015 expense recognized for equity awards granted during the second quarter of 2014. As a percentage of revenue, compensation and related costs for 2015 were 31%, compared to 30% for the prior year.

Distribution, servicing and custody expenses for 2015 decreased by $12.0 million, or 21%, from 2014, while average mutual fund and collective trust AUM decreased by 22% for the same period. Other operating costs increased by $1.2 million, or 5%, when compared to 2014.

Operating income was $102.4 million for the first nine months of the year, a decrease of $27.2 million, or 21%, from 2014 excluding non-cash reorganization-related share-based compensation. Operating margin for 2015 year-to-date was 40% compared to the prior year of 42%.

Non-operating loss for 2015 year-to-date was $6.8 million, a decrease of $8.9 million from non-operating income of $2.1 million reported in 2014. Included in non-operating loss for 2015 and 2014 year-to-date was $4.2 million and $0.4 million, respectively, in net losses on investments held by the Company to provide initial cash seeding for product development purposes. In addition, the Company recognized $2.8 million of non-operating expense during 2015 and $2.0 million of non-operating income in 2014, both related to changes in the Company’s expected tax benefits under the tax receivable agreement and the corresponding payment of such benefits under the agreement. The remaining decrease in non-operating income during 2015 year-to-date is due to interest expense of $0.2 million related to the credit facility entered into in 2015.

Manning & Napier reported 2015 year-to-date income before taxes of $95.6 million, compared with economic income of $131.7 million in 2014, a 27% decrease. Also for 2015 year-to-date, economic net income was $62.1 million, or $0.73 per adjusted share, compared with $81.3 million, or $0.92 per adjusted share in 2014.

On a GAAP basis, net income attributable to the controlling and noncontrolling interests for the nine months ended September 30, 2015 was $92.6 million, compared with net income of $55.2 million in 2014. GAAP net income attributable to the common shareholders for the nine months ended September 30, 2015 was $10.4 million, or $0.72 and $0.71 per basic and diluted share, respectively, compared to $1.2 million, or $0.09 per basic and diluted share for the nine months ended September 30, 2014.

Assets Under Management

As of September 30, 2015, AUM was $37.2 billion, a decrease of 14% from $43.1 billion as of June 30, 2015 and a decrease of 27% from $51.1 billion as of September 30, 2014. As of September 30, 2015, the composition of the Company’s AUM was 58% in separate accounts and 42% in mutual funds and collective investment trusts, compared to 56% and 52% in separate accounts and 44% and 48% in mutual funds and collective investment trusts as of June 30, 2015 and September 30, 2014, respectively.

Since June 30, 2015, AUM decreased by $5.9 billion, including decreases of 11% in separate accounts and 17% in mutual funds and collective investment trusts. This decrease in AUM was attributable to net client outflows of $2.6 billion as well as market depreciation and other changes of $3.3 billion. The net client outflows of $2.6 billion consisted of net client outflows for both the mutual funds and collective investment trusts products and separate accounts of approximately $1.7 billion and $1.0 billion, respectively. The annualized separate account retention rate for the three months ended September 30, 2015 was 87%, compared to 91% for the rolling twelve months ended September 30, 2015.

When compared to September 30, 2014, AUM decreased by $13.9 billion from $51.1 billion, including a decrease of $5.0 billion, or 19%, in separate account AUM and a decrease of $9.0 billion, or 36%, in mutual fund and collective investment trusts AUM. The $13.9 billion decrease in AUM from September 30, 2014 to September 30, 2015 was attributable to net client outflows of $10.7 billion, as well as market depreciation and other changes of $3.2 billion. The net client outflows of $10.7 billion consisted of $3.5 billion of net outflows for separate accounts, and $7.2 billion of net outflows for mutual funds and collective investment trusts.

Balance Sheet

Cash and cash equivalents were $94.2 million at September 30, 2015, compared with $94.6 million at June 30, 2015. The change in cash and cash equivalents during the quarter was primarily driven by net income after adjustment for non-cash items and the timing of accrued incentive compensation payments, offset by Manning & Napier Group, LLC’s distribution of $31.3 million in cash for the quarter, resulting in a $0.16 per share third quarter dividend.

On April 23, 2015, the Company entered into an unsecured revolving credit agreement that provides borrowing capacity of up to $100.0 million, with a feature providing for an increase in the line to $150.0 million on approval by the lending group. At September 30, 2015, no amounts have been borrowed under the credit agreement and the Company was in compliance with all financial covenants.

Conference Call

Manning & Napier will host a conference call to discuss its 2015 third quarter financial results on Thursday, October 29, 2015, at 8:00 a.m. ET. To access the teleconference, please dial 706-758-9224 (domestic and international) approximately ten minutes before the teleconference’s scheduled start time and reference ID# 58283020. A live webcast will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/. A supplemental slide deck will be posted to the Company’s website prior to the call.

If you are unable to access the live teleconference, a replay will be available beginning approximately two hours after the call’s completion and available through November 12, 2015. The teleconference replay can be accessed by dialing 404-537-3406 (domestic and international) and entering the ID# 58283020. A webcast replay will also be available on the investor relations portion of Manning & Napier’s website at http://ir.manning-napier.com/.

Non-GAAP Financial Measures

To provide investors with greater insight, promote transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making, the Company supplements its consolidated statements of income presented on a GAAP basis with non-GAAP financial measures of earnings. Please refer to the schedule in this release for a reconciliation of non-GAAP financial measures to GAAP measures.

Management used economic income and continues to use economic net income and economic net income per adjusted share as financial measures to evaluate the profitability and efficiency of the Company’s business. Economic income, economic net income and economic net income per adjusted share are not presented in accordance with GAAP.

Economic income prior to the first quarter of 2015, excluded from income before provision for income taxes the reorganization-related share-based compensation, which resulted in non-cash compensation expense reported over the vesting period. Upon the consummation of the initial public offering, the vesting terms related to the ownership of its employees, other than William Manning, were modified such that 85% of their pre-IPO ownership interests were subject to service and performance-based vesting through 2014. Beginning with the period ending March 31, 2015, economic income is equivalent to income before provision for income taxes.

Economic net income is a non-GAAP measure of after-tax operating performance and equals the Company’s economic income less adjusted income taxes. Adjusted income taxes are estimated assuming the exchange of all outstanding units of Manning & Napier Group, LLC into Class A common stock on a one-to-one basis. Therefore, all income of Manning & Napier Group, LLC allocated to the units of Manning & Napier Group, LLC is treated as if it were allocated to Manning & Napier and represents an estimate of income tax expense at an effective rate of 30% and 35% for the three and nine-months ended September 30, 2015, respectively, 37% on income before taxes for prior periods in 2015 and 38.25% on economic income for prior periods in 2014, reflecting assumed federal, state and local income taxes. The change in the effective rate during the third quarter of 2015 reflects the reduction of its liability for income taxes associated with unrecognized benefits. Economic net income per adjusted share is equal to economic net income divided by the total number of adjusted Class A common shares outstanding. The number of adjusted Class A common shares outstanding for all periods presented is determined by assuming the weighted average exchangeable units of Manning & Napier Group, LLC and unvested equity awards are converted into the Company’s outstanding Class A common stock as of the respective reporting date, on a one-to-one basis. The Company’s management uses economic net income, among other financial data, to determine the earnings available to distribute as dividends to holders of its Class A common stock and to the holders of the units of Manning & Napier Group, LLC.

Investors should consider the non-GAAP measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Additionally, the Company’s non-GAAP measures may differ from similar measures used by other companies, even if similar terms are used to identify such measures.

About Manning & Napier, Inc.

Manning & Napier (NYSE: MN) provides a broad range of investment solutions as well as a variety of consultative services that complement our investment process. Founded in 1970, we offer equity, fixed income, and alternative strategies, as well as a range of blended asset portfolios, such as life cycle funds. We serve a diversified client base of high-net-worth individuals and institutions, including 401(k) plans, pension plans, Taft-Hartley plans, endowments and foundations. For many of these clients, our relationship goes beyond investment management and includes customized solutions that address key issues and solve client-specific problems. We are headquartered in Fairport, NY and had 487 employees as of September 30, 2015.

Safe Harbor Statement

This press release and other statements that the Company may make may contain forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which reflect the Company’s current views with respect to, among other things, its operations and financial performance. Words like “believes,” “expects,” “may,” “estimates,” “will,” “should,” “intends,” “plans,” or “anticipates” or the negative thereof or other variations thereon or comparable terminology, are used to identify forward-looking statements, although not all forward-looking statements contain these words. Although the Company believes that it is basing its expectations and beliefs on reasonable assumptions within the bounds of what it currently knows about its business and operations, there can be no assurance that its actual results will not differ materially from what the Company expects or believes. Some of the factors that could cause the Company’s actual results to differ from its expectations or beliefs include, without limitation: changes in securities or financial markets or general economic conditions; a decline in the performance of the Company’s products; client sales and redemption activity; changes of government policy or regulations; and other risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

Contacts

Investor Relations:

Brian Schaffer

Prosek Partners

212-279-3115

bschaffer@prosek.com

Public Relations:

Shannon Lappin

Manning & Napier, Inc.

585-325-6880

slappin@manning-napier.com

Source Manning & Napier

Manning & Napier, Inc.

Consolidated Statements of Operations

(in thousands, except share data)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Revenues
Investment management services revenue	$77,928	$86,973	$104,795	$255,327	$307,129
Expenses
Compensation and related costs	24,500	28,309	51,499	79,627	159,457
Distribution, servicing and custody expenses	13,620	15,840	19,921	46,292	58,325
Other operating costs	9,075	9,036	9,365	27,053	25,867

Total operating expenses	47,195	53,185	80,785	152,972	243,649

Operating income	30,733	33,788	24,010	102,355	63,480
Non-operating income (loss)
Non-operating income (loss), net	(6,007)	(1,499)	(1,214)	(6,750)	2,131

Income before provision for income taxes	24,726	32,289	22,796	95,605	65,611
(Benefit) provision for income taxes	(1,600)	2,081	2,976	2,960	10,412

Net income attributable to the controlling and the noncontrolling interests	26,326	30,208	19,820	92,645	55,199
Less: net income attributable to the noncontrolling interests	22,784	26,705	19,392	82,291	53,991

Net income attributable to Manning & Napier, Inc.	$3,542	$3,503	$428	$10,354	$1,208

Net income per share available to Class A common stock
Basic	$0.24	$0.24	$0.03	$0.72	$0.09

Diluted	$0.21	$0.23	$0.03	$0.71	$0.09

Weighted average shares of Class A common stock outstanding
Basic	13,745,130	13,739,923	13,705,134	13,732,980	13,669,391

Diluted	81,889,208	14,002,133	13,930,020	13,951,651	13,822,402

Manning & Napier, Inc.

Reconciliation of Non-GAAP Financial Measures to GAAP Measures

(in thousands, except share data)

(unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2015	June 30, 2015	September 30, 2014	September 30, 2015	September 30, 2014
Net income attributable to Manning & Napier, Inc.	$3,542	$3,503	$428	$10,354	$1,208
Plus: net income attributable to the noncontrolling interests	22,784	26,705	19,392	82,291	53,991

Net income attributable to the controlling and the noncontrolling interests	26,326	30,208	19,820	92,645	55,199
(Benefit) provision for income taxes	(1,600)	2,081	2,976	2,960	10,412

Income before (benefit) provision for income taxes	24,726	32,289	22,796	95,605	65,611
Reorganization-related share-based compensation	—	—	20,836	—	66,044

Economic income	24,726	32,289	43,632	95,605	131,655
Adjusted income taxes	7,418	11,947	16,689	33,462	50,358

Economic net income	$17,308	$20,342	$26,943	$62,143	$81,297

Reconciliation of non-GAAP per share financial measures:
Net income available to Class A common stock per basic share	$0.24	$0.24	$0.03	$0.72	$0.09
Plus: net income attributable to the noncontrolling interests per basic share	1.68	1.96	1.41	6.02	3.95

Net income attributable to the controlling and the noncontrolling interests per basic share	1.92	2.20	1.44	6.74	4.04
(Benefit) provision for income taxes per basic share	(0.12)	0.15	0.22	0.22	0.76

Income before provision for income taxes per basic share	1.80	2.35	1.66	6.96	4.80
Reorganization-related share-based compensation per basic share	—	—	1.52	—	4.83

Economic income per basic share	1.80	2.35	3.18	6.96	9.63
Adjusted income taxes per basic share	0.54	0.87	1.22	2.44	3.68

Economic net income per basic share	1.26	1.48	1.96	4.52	5.95
Less: impact of Manning & Napier Group, LLC units and unvested equity awards converted to Class A common stock	(1.05)	(1.24)	(1.65)	(3.79)	(5.03)

Economic net income per adjusted share	$0.21	$0.24	$0.31	$0.73	$0.92

Weighted average shares of Class A common stock outstanding—Basic	13,745,130	13,739,923	13,705,134	13,732,980	13,669,391
Weighted average exchangeable units of Manning & Napier Group, LLC	67,896,484	67,896,484	73,574,338	69,747,506	74,361,099
Weighted average unvested equity awards	2,105,557	1,911,087	867,762	1,628,137	599,517

Weighted average adjusted Class A common stock outstanding	83,747,171	83,547,494	88,147,234	85,108,623	88,630,007

Manning & Napier, Inc.

Assets Under Management (“AUM”)

(in millions)

(unaudited)

For the three-months ended:	Investment Vehicle			Portfolio
	Separate accounts	Mutual funds and collective investment trusts	Total	Blended Asset	Equity	Fixed Income	Total
As of June 30, 2015	$24,205.2	$18,900.9	$43,106.1	$24,900.3	$17,047.7	$1,158.1	$43,106.1
Gross client inflows	783.4	1,030.7	1,814.1	1,023.6	688.8	101.7	1,814.1
Gross client outflows	(1,737.0)	(2,696.3)	(4,433.3)	(1,594.5)	(2,782.3)	(56.5)	(4,433.3)
Market appreciation/(depreciation) & other (1)	(1,810.5)	(1,500.0)	(3,310.5)	(1,554.3)	(1,766.5)	10.3	(3,310.5)

As of September 30, 2015	$21,441.1	$15,735.3	$37,176.4	$22,775.1	$13,187.7	$1,213.6	$37,176.4
Average AUM for period	$22,951.3	$17,255.5	$40,206.8	$24,027.0	$15,013.4	$1,166.4	$40,206.8
As of March 31, 2015	$25,151.6	$20,469.4	$45,621.0	$25,413.4	$18,957.4	$1,250.2	$45,621.0
Gross client inflows	560.3	993.7	1,554.0	1,014.8	485.8	53.4	1,554.0
Gross client outflows	(1,687.9)	(2,688.3)	(4,376.2)	(1,551.4)	(2,688.1)	(136.7)	(4,376.2)
Market appreciation/(depreciation) & other (1)	181.2	126.1	307.3	23.5	292.6	(8.8)	307.3

As of June 30, 2015	$24,205.2	$18,900.9	$43,106.1	$24,900.3	$17,047.7	$1,158.1	$43,106.1
Average AUM for period	$24,965.0	$20,300.7	$45,265.7	$25,376.3	$18,708.2	$1,181.2	$45,265.7
As of June 30, 2014	$27,621.6	$26,457.0	$54,078.6	$25,891.6	$26,968.0	$1,219.0	$54,078.6
Gross client inflows	828.9	1,385.5	2,214.4	1,208.0	858.3	148.1	2,214.4
Gross client outflows	(979.5)	(1,590.4)	(2,569.9)	(1,151.5)	(1,281.5)	(136.9)	(2,569.9)
Market appreciation/(depreciation) & other (1)	(1,037.4)	(1,562.3)	(2,599.7)	(610.9)	(2,011.4)	22.6	(2,599.7)

As of September 30, 2014	$26,433.6	$24,689.8	$51,123.4	$25,337.2	$24,533.4	$1,252.8	$51,123.4
Average AUM for period	$27,164.9	$25,811.1	$52,976.0	$25,697.4	$26,039.4	$1,239.2	$52,976.0

For the nine-months ended:	Investment Vehicle			Portfolio
	Separate accounts	Mutual funds and collective investment trusts	Total	Blended Asset	Equity	Fixed Income	Total
As of December 31, 2014	$25,408.7	$22,392.9	$47,801.6	$25,279.0	$21,284.1	$1,238.5	$47,801.6
Gross client inflows	2,035.1	3,300.3	5,335.4	3,347.0	1,780.7	207.7	5,335.4
Gross client outflows	(4,565.3)	(8,819.3)	(13,384.6)	(4,458.1)	(8,683.6)	(242.9)	(13,384.6)
Market appreciation/(depreciation) & other (1)	(1,437.4)	(1,138.6)	(2,576.0)	(1,392.8)	(1,193.5)	10.3	(2,576.0)

As of September 30, 2015	$21,441.1	$15,735.3	$37,176.4	$22,775.1	$13,187.7	$1,213.6	$37,176.4
Average AUM for period	$24,402.8	$19,744.0	$44,146.8	$24,901.6	$18,046.6	$1,198.6	$44,146.8
As of December 31, 2013	$26,835.0	$23,991.2	$50,826.2	$23,710.2	$25,977.0	$1,139.0	$50,826.2
Gross client inflows	2,480.2	4,680.9	7,161.1	3,535.5	3,352.3	273.3	7,161.1
Gross client outflows	(3,817.2)	(3,973.4)	(7,790.6)	(2,971.5)	(4,543.4)	(275.7)	(7,790.6)
Market appreciation/(depreciation) & other (1)	935.6	(8.9)	926.7	1,063.0	(252.5)	116.2	926.7

As of September 30, 2014	$26,433.6	$24,689.8	$51,123.4	$25,337.2	$24,533.4	$1,252.8	$51,123.4
Average AUM for period	$27,107.5	$25,236.1	$52,343.6	$24,924.9	$26,229.3	$1,189.4	$52,343.6

(1)	Market appreciation/(depreciation) and other includes investment gains/(losses) on assets under management and net flows from non-sales related activities including asset acquisitions and net reinvested dividends.

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